Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is by and between Libing (Claire) Wu (“Employee”) and Allied Esports Entertainment, Inc., a Delaware corporation (the “Company”), both of whom enter into this Agreement intending to be legally bound.

1. Background Facts. Employee and the Company agree with the following facts. Employee hereby resigns her employment effective February 18, 2022 (the “Separation Date”), and hereby resigns in her capacity as an officer of the Company and as an officer and director of each of the Company’s subsidiaries, including as the Chief Executive Officer and General Counsel of the Company, as of the Separation Date. Employee is not resigning as a director of the Company on the Separation Date. Even if Employee does not enter into this Agreement, Employee will receive: (a) payment of her final pay through the Separation Date, (b) accrued and unused vacation pay, (c) reasonable and substantiated business expenses incurred in connection with her employment, and (d) D&O insurance and legal malpractice insurance that provides coverage for Employee’s acts or omissions undertaken during the course and scope of Employee’s employment, for a period of five years following the Separation Date. The Company will provide Employee with the “Separation Benefits” in Section 2 below if, and only if, she signs and does not revoke the Agreement within the applicable time periods set forth in Section 4.

2. Separation Benefits. In exchange for Employee’s waiver and release of claims set forth in Section 3 and other promises set forth in this Agreement, and provided that Employee (a) signs, dates, and returns this Agreement within the time period described in Section 4, and (a) does not revoke or rescind this Agreement within the time periods described in Section 4, the Company agrees to provide Employee with the following “Separation Benefits,” to which Employee would not otherwise be entitled without signing this Agreement: (i) continued payment of Employee's current base salary in accordance with the Company's regular payroll practices, less all relevant taxes and other withholdings, for a period of eighteen (18) months starting on the first regular payroll date following the Effective Date (defined below), (ii) the Company has agreed to waive Section 6(d) of the Non-Qualified Stock Option Agreement dated July 13, 2021 (200,000 shares) (the “Option Agreement”) between the Company and Employee, such that the options therein will not terminate until July 13, 2031, (iii) Employee’s options set forth in the Option Agreement will fully vest effective upon the Separation Date and (iv) Employee’s restricted shares of Company common stock set forth in the Restricted Stock Agreement dated July 13, 2021 between the Company and Employee will become unrestricted upon the Separation Date.

3. Waiver and Release of Claims. In exchange for the Separation Benefits set forth in Section 2, Employee agrees to unconditionally waive and release any and all claims, complaints, causes of action, or demands of whatever kind which Employee has or may have against the Released Parties (as defined below) to the maximum extent permitted by applicable law up to the moment Employee signed this Agreement, including any claims, complaints, causes of action, or demands relating in any way to Employee’s employment with the Company and Employee’s separation from employment with the Company including, but not limited to, the following:

a.	All claims for any alleged unlawful discrimination, harassment, failure to accommodate, retaliation, interference, reprisal arising, or other alleged unlawful practices under any federal, state, or local law, statute, ordinance, or regulation, including, without limitation, rights or claims of discrimination, harassment, failure to accommodate, and retaliation under the federal Age Discrimination in Employment Act (“ADEA”), federal Older Workers Benefit Protection Act (OWBPA), the Family and Medical Leave Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, Equal Pay Act, the New Jersey Law Against Discrimination (NJLAD), the New Jersey Family Leave Act (NJFLA), the New Jersey Conscientious Employee Protection Act (NJCEPA), the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, retaliation claims under the New Jersey Workers' Compensation Law (NJWCL), the New Jersey Equal Pay Act, the New Jersey Civil Union Act, the New Jersey Smoking Law (NJSL), the New York State Human Rights Law (NYSHRL), the New York Labor Law (NYLL) (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law, Section 125 of the New York Workers' Compensation Law, Article 23-A of the New York Correction Law, the New York City Human Rights Law (NYCHRL), and the New York City Earned Sick Leave Law (NYCESLL), all including applicable amendments;

b.	All claims arising out of Employee’s employment and Employee’s separation from employment including, but not limited to, claims based on alleged wrongful discharge, breach of contract, breach of implied contract, failure to keep any promise, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, defamation, infliction of emotional distress, fraud, misrepresentation, negligence, constructive discharge, assault, battery, false imprisonment, invasion of privacy, interference with contractual or business relationships, Employee’s activities, if any, as a “whistleblower,” and any violation of any other principle of common law;

c.	All claims for any other alleged unlawful employment practices related to Employee’s employment or Employee’s separation from employment arising under any federal, state, or local law, statute, ordinance, or regulation including, without limitation, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Fair Credit Reporting Act or the National Labor Relations Act;

d.	All claims for any other form of pay, compensation, or employee benefits of any kind that is not provided in this Agreement including, without limitation, bonuses, commissions, deferred compensation, stock-based incentive compensation, stock options, phantom stock, equity of any kind, vacation pay, expense reimbursement, and any other claims under any applicable federal, state, and local law, statute, ordinance, or regulation to the fullest extent permitted by law;

e.	All claims relating to discretionary incentive or other bonuses, total guaranteed compensation amounts, payments relating to, or based on, net income of any Released Party (as defined below), participation in profits or other economic gain of any Released Party, equity ownership of, or future vesting/issuance of equity in any Released Party;

f.	All claims Employee has now, whether or not Employee currently knows about or suspects the claims; and

g.	All claims for attorneys’ fees, costs, or interest.

Employee understands and agrees that the above list does not contain all claims that Employee is releasing. By signing this Agreement, Employee is fully and finally waiving and releasing, to the fullest extent permitted by law, all claims against the Released Parties. Employee agrees that the Company’s provision of the Separation Benefits is full and fair payment for the waiver and release of Employee’s claims and has a value greater than anything Employee is entitled to if Employee does not sign this Agreement. Notwithstanding anything set forth in this Agreement, specifically excluded from the waiver and release of claims set forth above are claims or disputes that: (i) relate to Employee’s own vested or accrued employee benefits under Company’s qualified retirement benefit plans as of the Separation Date; (ii) by law cannot be released in a private agreement; (iii) arise after the date Employee signed this Agreement; or (iv) relate to the obligations of the Company under this Agreement.

For purposes of this Agreement, the term “Released Parties” means the Company and all of the Company’s past and present parents, subsidiaries, and affiliated companies, and all and each of the past and present employees, officers, officials, managers, governors, members, directors, agents, insurers, representatives, counsel, shareholders, owners, attorneys, partners, predecessors, successors, and assigns of any and all of the foregoing entities and persons. In addition, for purposes of Section 3, the term “Employee” means Libing (Claire) Wu and any person who has or obtains any legal rights or claims against the Company or the Released Parties through Employee.

4. Employee’s Legal Rights.

a.	Advice to Consult With an Attorney. This Agreement is a legal document. Employee has been advised in writing to consult with an attorney prior to executing the Agreement.

b.	Period to Consider this Agreement. Employee was given this Agreement on February 14, 2022, and Employee has twenty-one (21) days following that date to consider the offer as expressed, including Employee’s waiver and release of rights and claims of age discrimination under the ADEA, and to decide whether to sign this Agreement. Employee agrees that any changes to this Agreement, whether they are material or immaterial, do not restart the running of the 21-day consideration period.

c.	Revocation Period. Employee understands that Employee has the right to revoke her waiver of claims under the ADEA within seven (7) days after the date on which Employee signs this Agreement. This Agreement shall not become effective or enforceable until both periods have expired without Employee’s revocation or rescission of this Agreement.

d.	Revocation Procedure. To revoke, Employee must put revocation in writing, and deliver it to the Company by hand to Lyle Berman, Interim Chief Executive Officer or by mail within the revocation period. If Employee delivers revocation by mail, it must be: (i) postmarked within the 7-day period to revoke her waiver of claims under the ADEA; (ii) properly addressed to Lyle Berman, Chief Executive Officer, Allied Esports Entertainment, Inc., 745 Fifth Ave, Suite 500, New York, NY 10151 and (iii) sent by certified mail, return receipt requested.

e.	Effect of Revocation. If Employee revokes this Agreement as described in this Section 4, Employee understands that (i) this Agreement is null and void, (ii) the Company shall have no obligation under this Agreement, (iii) Employee will not receive the Separation Benefits set forth in Section 2, and (iv) Employee’s employment will still end on the Separation Date.

5. Filings. Employee understands that, without being penalized or having an obligation to notify the Company, this Agreement does not prohibit Employee from filing an administrative charge of discrimination or complaint with the Securities and Exchange Commission, Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Safety and Health Administration, the New York State Division of Human Rights, the New York City Commission on Human Rights, if applicable, New Jersey Division on Civil Rights, or any other federal, state, or local governmental agency or commission or law enforcement agency (“Government Agencies”). Employee understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to the Company. If Employee had filed or files a charge or complaint, Employee agrees that the Company’s payment of the Separation Benefits completely satisfies any and all claims for monetary relief in connection with such charge or complaint. Employee is not entitled to any other monetary relief of any kind with respect to the claims that Employee has released in this Agreement unless Employee’s waiver and release of claims is deemed unlawful or otherwise invalid.

6. Effective Date. This Agreement shall not become effective until the eighth (8th) day after the Employee signs, without revoking, this Agreement (“Effective Date”). No payments due to the Employee under this Agreement shall be made or begin before the Effective Date

7. Transition and Cooperation. Employee promises to successfully transition her work responsibilities. Employee represents that she has delivered all passwords for any Company devices and/or accounts in use at the time of the Separation Date. Employee will cooperate with the Company and use her best efforts to be available, on a reasonable basis, to answer questions that may arise to achieve a smooth transition after the Separation Date. Employee also agrees to be available to and cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter, occurring during her employment, in which he was involved or of which he has knowledge. Employee understands and agrees that such cooperation includes, but is not limited to, making herself available to the Company and/or its counsel upon reasonable notice for: interviews and factual investigations; preparing for and appearing to give testimony in a deposition or at trial without requiring service of a subpoena or other legal process; volunteering to the Company or its counsel pertinent information; and turning over all relevant documents which are or may come into her possession.

8. Non-disparagement. Employee will not disparage the Company, its products, services, systems, and other matters pertaining to its business, and its directors, officers and employees including, without limitation, all and each of the members of its management team. This non-disparagement obligation includes refraining from, directly or indirectly, making statements, comments or postings on the internet regarding the Company resulting in, or potentially resulting in, harm to the Company (as determined in the Company’s sole judgment). This non-disparagement provision does not apply to legally protected communications and does not restrict or prohibit Employee from making statements to or in any other manner communicating with any Government Agencies.

9. Consideration. Employee agrees that (a) the Separation Benefit in Section 2 are above and beyond that to which Employee would be entitled if Employee did not sign this Agreement, (b) the Separation Benefits in Section 2 constitute independent and sufficient consideration for all aspects of this Agreement, and (c) Employee is not eligible for any other payments or benefits except for those expressly described in this Agreement, provided that Employee signs and returns this Agreement within the specified time period and does not rescind this Agreement.

10. Remuneration. Employee acknowledges and agrees that the Company has paid Employee all monies, wages, salary, accrued and unused paid time off, expenses and bonuses due to Employee through the Separation Date. Employee is not entitled to any additional remuneration from the Company other than the consideration outlined within this Agreement; provided that if in the sole and absolute discretion of the Company, the Company desires to issue additional compensation to Employee (which the Company has no obligation to do so), Employee is not prohibited from accepting such consideration. In addition, Employee acknowledges that Employee is not aware of any time worked during Employee’s employment for which Employee has not already been fully compensated.

11. Work-Related Injury Acknowledgement. Employee acknowledges and agrees that Employee has not suffered any work-related injury for which Employee has not already filed a claim.

12. Disclosure of this Agreement. This Agreement does not in any way restrict or impede the Employee from disclosing any underlying facts or circumstances related to any claim of discrimination, retaliation, or harassment, or exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency. The Employee shall promptly provide written notice of any such order to Lyle Berman, Interim Chief Executive Officer, at Allied Esports Entertainment, Inc., via email at LB@bermancc.com or via mail at Lyle Berman, Chief Executive Officer, Allied Esports Entertainment, Inc., 745 Fifth Ave, Suite 500, New York, NY 10151.

13. Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by the Company of any liability or unlawful conduct whatsoever. The Company specifically denies any liability or unlawful conduct on the Company’s part.

14. Acknowledgment Concerning Taxation. Employee agrees and acknowledges that neither the Company nor its attorneys have made any express or implicit representations with respect to the tax implications of any separation benefit provided herein. Employee understands and agrees that she is solely responsible for any taxes, interest and/or penalties that result from any payment made under this Agreement and Employee shall indemnify, defend and hold the Company harmless for any taxes, interest and/or penalties that result from payments made under this Agreement.

15. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, The Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

16. Attorneys' Fees and Costs. If the Employee breaches any terms of this Agreement or the continuing obligations referenced in it, to the extent authorized by law, the Employee will be responsible for payment of all reasonable attorneys’ fees and costs that the Company incurred in the course of enforcing the terms of this Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

17. Successors and Assigns. This Agreement is personal to Employee and may not be assigned by Employee without the written agreement of the Company. The rights and obligations of this Agreement shall inure to the successors and assigns of the Company.

18. Interpretation. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.

19. Severability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, Employee and the Company agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, Employee and the Company agree that the term shall be severed and all other terms of this Agreement shall remain in effect. Employee and the Company agree that Employee’s waiver and release of claims should be interpreted as broadly as possible to achieve Employee’s intention of releasing all claims against the Released Parties.

20. Continuing Obligations. Employee acknowledges and affirms Employee’s continuing obligations under the Employment Agreement signed by Employee on July 13, 2021 (“Employment Agreement”) and the Agreement Regarding Confidential/Proprietary Information, Nondisclosure, Non-Solicitation And Invention Assignment dated July 13, 2021 (the “Nondisclosure Agreement”).

21. Entire Agreement. This Agreement constitutes the sole understanding of Employee and the Company with respect to the subject matters provided for herein. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matters hereof, provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters Employee's post-termination, continuing obligations under her Employment Agreement and Nondisclosure Agreement, which shall remain in full force and effect. This Agreement may not be modified, altered, or changed in any way except by written agreement signed by Employee and the Company’s duly authorized representative.

22. Attorneys' Fees and Costs. If the Employee breaches any terms of this Agreement or the continuing obligations referenced in it, to the extent authorized by law, the Employee will be responsible for payment of all reasonable attorneys’ fees and costs that Employer incurred in the course of enforcing the terms of this Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

23. No Waiver. No claim or right arising out of a breach or default under this Agreement may be discharged by a waiver of that claim or right unless the waiver is made in writing and signed by the Company’s duly authorized representative. A waiver by any party of a breach or default of the other party of any provision contained in this Agreement shall not be deemed a waiver of future compliance of such provisions, and such provisions shall remain in full force and effect.

24. Governing Law/Venue. The laws of the State of New York will govern the validity, construction, and performance of this Agreement, without regard to the conflict of law provisions of any other jurisdictions. Employee irrevocably consents to the exclusive jurisdiction of courts in New York for the purposes of any action arising out of or related to this Agreement, including any actions for temporary, preliminary, and permanent equitable relief. Employee irrevocably waives Employee’s right, if any, to have any disputes between the Company and Employee arising out of or related to this Agreement decided in any jurisdiction or venue other than a state or federal court in the State of New York. Further, Employee agrees that the courts in the State of New York shall have subject matter jurisdiction over claims relating to the validity, construction and performance of this Agreement and personal jurisdiction over Employee.

25. Accepting/Signing this Agreement. To the extent Employee is presented with this Agreement prior to her Separation Date, Employee agrees not to sign this Agreement prior to the end of the work day on the Separation Date.

26. Execution and Delivery. This Agreement may be executed in counterparts, which taken together shall constitute one agreement binding on all the parties. Electronically transmitted signatures shall be valid and binding to the same extent as signatures delivered in original. In making proof of this Agreement, it will be necessary to produce only one copy signed (or reproduced from an electronically delivered signature) by the party to be charged.

27. Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EMPLOYEE'S CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE'S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

[signature page follows]

ACCEPTED AND AGREED:

Dated: February 16, 2022	/s/ Libing (Claire) Wu
Libing (Claire) Wu

Allied Esports Entertainment, Inc.

Dated: February 16, 2022	By:	/s/ Lyle Berman
	Name:	Lyle Berman
	Its:	President